Exhibit 99.4

FORM OF

BROKER LETTER TO CLIENTS WHO ARE BENEFICIAL HOLDERS

XTANT MEDICAL HOLDINGS, INC.

Subscription Rights to Purchase Shares of Common Stock Offered Pursuant to Subscription Rights Distributed to Stockholders of Xtant Medical Holdings, Inc.

, 2020

To our Clients:

This letter is being distributed to our clients who are holders of Xtant Medical Holdings, Inc. (the “Company”) common stock, $0.000001 par value per share (the “Common Stock”), as of 5:00 PM Eastern Time on November 5, 2020 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase shares of the Company’s Common Stock (“Shares”). The Subscription Rights and Shares are described in the prospectus dated          , 2020 (a copy of which accompanies this notice) (the “Prospectus”).

Pursuant to the Rights Offering, the Company is issuing Subscription Rights to subscribe for up to an aggregate of 14,018,690 Shares on the terms and subject to the conditions described in the Prospectus, at a subscription price of $1.07 per Share (the “Subscription Price”).

The Subscription Rights may be exercised at any time during the subscription period, which commences on November 6, 2020 and ends at 5:00 PM Eastern Time on December 4, 2020 (as it may be extended, the “Expiration Date”), unless extended by the Company in its sole discretion.

As described in the Prospectus, holders will receive 0.194539 Subscription Rights for each share of Common Stock owned on the Record Date, evidenced by non-transferable Subscription Rights statements (the “Subscription Rights Statements”). Each whole Subscription Right entitles the holder to purchase one (1) Share at the Subscription Price (the “Basic Subscription Right”). Subscription Rights may only be exercised in whole numbers, and we will not issue fractional shares. To the extent that the number of Subscription Rights distributed on the Record Date is not a whole number, the shares of Common Stock issuable upon exercise of the Subscription Rights will be rounded down to the nearest whole share for purposes of determining the number of shares of Common Stock for which a holder may subscribe.

Holders who fully exercise their Basic Subscription Right will be entitled to subscribe for additional Shares that remain unsubscribed as a result of any unexercised Basic Subscription Right (the “Over-Subscription Privilege”). If sufficient Shares are available, all Over-Subscription Privilege requests will be honored in full. If Over-Subscription Privilege requests for Shares exceed the remaining Shares available, the remaining Shares will be allocated pro rata among holders who over-subscribe based on the number of shares of Common Stock owned on the Record Date by all holders exercising the Over-Subscription Privilege. If this pro rata allocation results in any holders receiving a greater number of Shares than the number for which the holder subscribed, then such holder will be allocated only the number of Shares for which the holder oversubscribed, and the remaining Shares will be allocated among all holders exercising the Over-Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Shares have been allocated.

The Company will not issue fractional shares. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges will be eliminated by rounding down to the nearest whole Share. Any excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable following the expiration of the Offering.

Enclosed are copies of the following documents:

1.	Prospectus
2.	Subscription Rights Statement
3.	Form of Beneficial Owner Election Form
4.	Instructions as to Use of Subscription Rights Statements

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and other materials. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 PM Eastern Time on the Expiration Date. You are encouraged to forward your instructions to us before the Expiration Date to allow us ample time to act upon your instructions. A holder cannot revoke the exercise of a Subscription Right.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Shares to which you are entitled, please instruct us by timely completing, executing, and returning to us the Beneficial Owner Election Form enclosed with this notice.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO EQUINITI (US) SERVICES LLC AT (833) 503-4130. Banks and Brokers, please call (516) 220-8356.